Exhibit 23.3


               [Letterhead of Ehrenkrantz Sterling & Co. L.L.C.]


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Teva Pharmaceutical Industries Limited and Teva Pharmaceutical Finance B.V. of our report dated January 17, 2001, with respect to the financial statements of Plantex-USA, Inc. for the year ended December 31, 2000 (which are not separately included in Teva Pharmaceutical Industries Ltd.'s Annual Report), included in Teva Pharmaceutical Industries Limited's Annual Report on Form 20-F for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in this Registration Statement.



/s/ Ehrenkrantz Sterling & Co. L.L.C.
Livingston, New Jersey
December 29, 2002